UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 8, 2010
(Date of Earliest Event Reported)

PENN VIRGINIA RESOURCE PARTNERS, L.P.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-16735	23-3087517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 687-8900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2010, A. James Dearlove resigned from his position as Chief Executive Officer of Penn Virginia Resource GP, LLC (the “General Partner”), general partner of Penn Virginia Resource Partners, L.P. (the “Partnership”).  Mr. Dearlove will remain as Chairman of the Board of Directors of the General Partner (the “Board”).

On March 8, 2010, the Board appointed William H. Shea, Jr., age 55, to the position of Chief Executive Officer of the General Partner.  Mr. Shea served in various capacities with Buckeye GP LLC, the general partner of Buckeye Partners, L.P., a refined petroleum products pipeline company, from July 1998 to July 2007, including as Chairman of the Board from May 2004 to July 2007, as President and Chief Executive Officer from September 2000 to July 2007 and as President and Chief Operating Officer from July 1998 to September 2000.  Mr. Shea also served as President and Chief Executive Officer of MainLine Management LLC, the general partner of Buckeye GP Holdings, L.P., from May 2004 to July 2007 and as Chairman of the Board of MainLine Management LLC from August 2006 to July 2007.  Mr. Shea currently serves on the board of directors of Kayne Anderson Energy Total Return Fund, Inc. and Kayne Anderson MLP Investment Company.  Mr. Shea also currently serves on the board of directors of Penn Virginia Corporation (“PVA”), a publicly traded oil and gas exploration company that owns a 51.4% limited partner interest and the general partner interest in Penn Virginia GP Holdings, L.P. (“PVG”), which owns the General Partner and a 37% limited partner interest in the Partnership.

A press release announcing Mr. Dearlove’s resignation and Mr. Shea’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Concurrent with his appointment, Mr. Shea entered into an Employment Agreement with the General Partner containing the terms and conditions described below.  The following description is qualified in its entirety by reference to the Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Term. The Employment Agreement has a three-year term, which, after 365 days, is automatically extended for consecutive one-day periods until terminated by notice from the General Partner.  If such notice is given, the Employment Agreement will terminate two years after the date of such notice.

Compensation.  Mr. Shea will be entitled to an annual base salary of $400,000, a target annual cash incentive bonus of 100% of his base salary and a target annual equity incentive of 175% of his base salary.  In addition, on March 8, 2010, Mr. Shea was granted 30,634 phantom units of the Partnership (the “Initial Unit Grant”) pursuant to the Penn Virginia Resource GP, LLC Fifth Amended and Restated Long-Term Incentive Plan, which will vest in equal installments over three years.

Triggering Events. The Employment Agreement provides severance benefits to Mr. Shea upon the occurrence of two events (the “Triggering Events”).  Specifically, if a change of control of PVG, PVG’s general partner, the General Partner, the Partnership or PVA (if PVA is an affiliate of the General Partner at the time of the change of control) occurs and, within two years after the date of such change of control, either (i) Mr. Shea’s employment is terminated for any reason other than for cause or Mr. Shea’s inability to perform his duties for at least 180 days due to his disability or (ii) Mr. Shea terminates his employment due to a reduction in authority, duties, title, status or responsibility, a material breach of the Employment Agreement by the General Partner, the General Partner’s failure to obtain an agreement from its successor to assume his Employment Agreement or the relocation by more than 100 miles of the General Partner’s Houston or Dallas, Texas office or the office at which he was working at the time of the change of control, then Mr. Shea will receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits.  If the Triggering Events occur after March 8, 2011, (i) Mr. Shea will receive a lump sum, in cash, of an amount equal to three times the sum of Mr. Shea’s annual base salary plus the highest cash bonus paid to him during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes” and (ii) all restricted and phantom PVG and Partnership units then held by Mr. Shea will immediately vest and all restrictions thereon will lapse and all unit options to purchase PVG or Partnership units then held by Mr. Shea will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms.  The General Partner will also provide certain health and dental benefit-related payments to Mr. Shea as well as certain outplacement services.  If the Triggering Events occur during the period commencing on May 9, 2010 and ending on March 8, 2011, (i) Mr. Shea will receive $400,000 in cash and (ii) the Initial Unit Grant will immediately vest and all restrictions thereon will lapse.

Excise Taxes. If the General Partner’s independent registered public accountants determine that any payments to be made or benefits to be provided to Mr. Shea under the Employment Agreement would result in him being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him from being subject to such excise tax.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement between William H. Shea, Jr. and Penn Virginia Resource GP, LLC dated March 8, 2010.
99.1	Press Release dated March 9, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 9, 2010

Penn Virginia Resource Partners, L.P.
By:	Penn Virginia Resource GP, LLC,
its general partner

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Vice President, Chief Administrative Officer and General Counsel